EXHIBIT 10.2

SECOND AMENDMENT TO

THE PHOENIX COMPANIES, INC.  STOCK INCENTIVE PLAN

As Amended and Restated Effective January 1, 2009

The Phoenix Companies, Inc. Stock Incentive Plan (the "Plan"), as amended and restated effective January 1, 2009, is amended, effective as of March 8, 2012, as follows:

1.

Section 8.1 of the Plan is amended in its entirety to read as follows:

“8.1 Accelerated Vesting and Payment.   Subject to the provisions of Section 8.2, in the event of a Change of Control each Option shall fully vest or become exercisable upon the earlier of (a) the exercise schedule otherwise applicable to such Option, and (b) the termination date associated with an involuntary termination of the Participant without cause occurring within two years following such Change of Control. In connection with such a Change of Control, the Committee may, in its discretion, provide that each Option shall, upon the occurrence of such Change of Control and applicable termination of employment, be canceled in exchange for a payment in an amount equal to the Change in Control Settlement Value.”